UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 12b-25

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    |SEC. FILE NUMBER|
    |   333-119848   |
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    |  CUSIP NUMBER  |
    |   00247X100    |
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                          NOTIFICATION OF LATE FILING

 (Check one):  Form 10-K  Form 20-F  Form   Form   Form 10-D  Form N-SAR
                                     11-K   10-Q
               [   ]       [   ]     [   ]  [ X ]  [   ]      [   ]
              o Form N-CSR
              For Period Ended          JUNE 30, 2008
                       Transition Report on Form 10-K
                       Transition Report on Form 20-F
                       Transition Report on Form 11-K
                       Transition Report on Form 10-Q
                       Transition Report on Form N-SAR
              For the Transition Period Ended


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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 PART I - REGISTRANT INFORMATION
 AAA Energy, Inc.
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 Full Name of Registrant
 AAA Minerals, Inc.
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 Former Name if Applicable

 573 Jie Fang Road N.
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 Address of Principal Executive Office (Street and Number)
 Guangzhou, China
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 City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

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
  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report for the period ended June 30, 2008 because its unaudited financial statements for that period have not been completed and as a result, the Registrant's auditors have not yet had an opportunity to complete their review of the unaudited financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
          SIU MAN KWAN            (86)           20-3984-8808
             (Name)            (Area Code)    (Telephone Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
   identify report(s).  [ X ] Yes  [   ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?            [   ] Yes  [ X ] No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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

                               AAA ENERGY, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


 Date  March 17, 2009 By  /s/ Siu Man Kwan
     -----------------   -------------------------
                          Siu Man Kwan
                          Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.